UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported):  December 21, 2017

(Exact name of registrant as specified in its charter)

New Jersey	I-3215	22-1024240
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code:  732-524-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 8.01 Other Events.
Janssen Biotech, Inc. (“Janssen”), a Janssen Pharmaceutical Company of Johnson & Johnson, announced today that it has entered into a worldwide collaboration and license agreement with Legend Biotech USA Inc. and Legend Biotech Ireland Limited (“Legend”), subsidiaries of Genscript Biotech Corporation, to develop, manufacture and commercialize a chimeric antigen receptor (CAR) T-cell drug candidate, LCAR-B38M, which specifically targets the B-cell maturation antigen (BCMA). LCAR-B38M is currently accepted for review by the China Food and Drug Administration (CFDA) and in the planning phase of clinical studies in the United States for multiple myeloma.
LCAR-B38M is the first CAR-T therapy accepted for review by the CFDA. Under terms of the agreement, Legend will grant Janssen a worldwide license to jointly develop and commercialize LCAR-B38M in multiple myeloma with the Legend team of experts. Janssen will record worldwide net trade sales, except for sales made in Greater China. The companies have entered into a 50/50 percent cost-sharing/profit-split arrangement, except in Greater China, where Janssen and Legend have a 30/70 percent cost-sharing/profit-split arrangement. Janssen will make an upfront payment of $350 million that will be recorded in the fourth quarter and additional payments based upon the achievement of certain development, regulatory and sales milestones.
Johnson & Johnson reaffirms its previously announced adjusted earnings guidance for full-year 2017 of $7.25-$7.30 per share.
The press release dated December 21, 2017 is attached as Exhibit 99.1 to this Report.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.        Description

99.1	Press release dated December 21, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Johnson & Johnson
(Registrant)
Date: December 21, 2017	By:	/S/ Thomas J. Spellman III
Thomas J. Spellman III Assistant General Counsel and Corporate Secretary